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                            INVESTOR RIGHTS AGREEMENT
                            -------------------------

         This Investor Rights Agreement, dated as of June 12, 2002 (this "Agreement"), is entered into by and between THE BANCORP.COM, INC., a Delaware corporation (the "Company"), and COMMERCE BANCORP, INC., a New Jersey corporation ("Investor").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Company and Investor have entered into a Securities Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Company sold and issued to Investor, and Investor purchased, (i) 25,000 shares of the Company's Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and (ii) warrants (the "Investor Warrants") to purchase 200,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"); and

         WHEREAS, the Company and Investor desire to set forth certain agreements with respect to the Series A Preferred Stock and the Investor Warrants purchased by Investor.

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein contained, and intending to be legally bound, it is hereby agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. For purposes of this Agreement:

                  "1999 IRA" means the Company's Investor Rights Agreement entered into among the Company and certain investors in October 1999.

                  "1999 Investors" means the investors party to the 1999 IRA.

                  "Common Stock" is defined in the Recitals.

                  "Company" is defined in the Preamble.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be from time to time amended and in effect.

                  "Investor Warrants" is defined in the Recitals.

                  "Investor" is defined in the Preamble.

                  "Management Shareholder" means Edward E. Cohen or Daniel G. Cohen.

                  "Members of the Immediate Family" as applied to any
individual, means each parent, spouse, child, brother, sister or the spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such Persons and each custodian of a property of one or more such Persons.
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                  "Material Adverse Effect" means a material adverse effect upon the business, assets, financial condition, income or prospects of the Company.

                  "Memorandum" means that certain Private Placement Memorandum, dated as of the date hereof, delivered to Investor by the Company in connection with the offer and sale of the Series A Preferred Stock and the Investor Warrants.

                  "Offered Shares" means any Common Stock, or securities convertible into or options, warrants or other rights to purchase Common Stock, proposed to be issued by the Company prior to the consummation of a Qualified Public Offering.

                  "Person" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization and any governmental department or agency or political subdivision.

                  "Proportionate Percentage" means a percentage of Offered Shares covered by a Proposal under Article 5 equal to (i) the number of shares of Common Stock then held by Investor (including any shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock then held by Investor) (together with any shares theretofore purchased by Investor pursuant to Article 5) divided by (ii) the total number of shares of Common Stock outstanding at the time of delivery of the Proposal (assuming the conversion and exercise of options, warrants, rights and shares of capital stock that are convertible into or exercisable for Common Stock).

                  "Proposal" is defined in Section 5.1.

                  "Proposed Buyer" means a Person to whom a Management Shareholder desires to sell any shares of Common Stock, as set forth in
Section 4.1.

                  "Proposed Sales" means a proposed transaction between a Management Shareholder and a Proposed Buyer.

                  "Purchase Agreement" is defined in the Recitals.

                  "Qualified Public Offering" means a public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act on Forms S-1, S-2 or S-3, or any successors to such forms, following which the Company becomes subject to the reporting requirements of Sections 13 or 15 of the Exchange Act.

                  "Register," "registered," and "registration" mean a registration effected by preparing and filing a Registration Statement, and the declaration or ordering of effectiveness of such registration statement or document.

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                  "Registrable Securities" means (1) Common Stock issued or
issuable upon conversion of the Series A Preferred Stock held by Investor; (2) Common Stock issued or issuable upon exercise of the Investor Warrant; and (3) Common Stock issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under this Agreement are not assigned.

                  "Registration Statement" means a registration statement or similar document filed in compliance with the Securities Act, together with any amendment or supplement thereto and any preliminary prospectus or prospectus included as a part thereof.

                  "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act, the Exchange Act or both.

                  "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be from time to time amended and in effect.

                  "Selling Shareholder" means a Management Shareholder selling Shares under Article 4.

                  "Tag-Along Notice" means a notice from a Selling Shareholder to Investors as set forth in Section 4.2.

                                   ARTICLE II
                               RESTRICTIVE LEGEND

         2.1 Restrictive Legend. Each certificate representing Series A Preferred Stock, the Investor Warrant and shares of Common Stock issuable upon conversion or exercise thereof shall, except as otherwise provided in this
Article 2 or in Article 3, be stamped or otherwise imprinted with a legend substantially in the following form:

                  "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND MAY BE OFFERED, PLEDGED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND SUCH LAWS, OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

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A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company the securities being sold thereby may be publicly sold without registration under the Securities Act and applicable state securities laws.

                                   ARTICLE III
                               REGISTRATION RIGHTS

         3.1 Piggy-Back Registration.

                  Subject to the prior consent of the 1999 Investors, as required under Section 3.2(a) of the 1999 IRA, if the Company shall seek to register under the Securities Act or qualify any of the Common Stock of the Company or any of its stockholders (except in connection with any stock option plan, stock purchase plan, savings or similar plan or an acquisition, merger or exchange of stock) and if the form of Registration Statement proposed to be used may be used for the registration of the Registrable Securities, then, on each such occasion, the Company shall furnish Investor with at least 30 days prior written notice thereof. At the written request of Investor, given within 20 days after the receipt of such notice, the Company will use its best efforts to cause all or any of the Registrable Securities for which registration shall have been requested by Investor to be included in such Registration Statement. In the event that the proposed registration by the Company is, in whole or in part, an underwritten public offering of Common Stock of the Company, and the managing underwriter determines that the inclusion of all or any portion of the Registrable Securities proposed to be included in the underwritten public offering and other issued and outstanding shares of Common Stock proposed to be included therein by Persons other than holders of Registrable Securities (the "Other Shares") would interfere with the marketing (including pricing) of the Company's Common Stock, then the number of Registrable Shares and Other Shares to be included in such underwritten public offering shall be, at the request of the managing underwriter, excluded from the offering or reduced ("cutback") pro rata among the holders of Registrable Shares and Other Shares, based upon the number of shares requested by holders thereof to be registered in such underwritten public offerings. The Company shall have the right to terminate an offering under this Section 3.1 at any time in its discretion.

         3.2 Demand Registration.

                  (a) If (i) at any time after the date hereof the Company has consummated a Qualified Public Offering, or (ii) on or before June 12, 2007, the Company has not consummated a Qualified Public Offering and the Company shall thereafter receive a written request from Investor that the Company file a Registration Statement covering the registration of the Registrable Securities, then the Company shall use its best efforts to: (x) subject to the limitations of Section 3.2(c), file with the SEC within sixty (60) days of the receipt of such request a Registration Statement on the appropriate form, and (y) cause as promptly as practicable the registration under the Securities Act of all Registrable Securities.

                  (b) If Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting as permitted by
Section 3.4(c), Investor shall so advise the Company as a part of its request made pursuant to Section 3.2(a) and shall (together with the Company as provided in Section 3.2(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Investor which underwriters shall include a regional or national underwriting firm which is a member in good standing of the National Association of Securities Dealers, Inc.

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                  (c) The Company is obligated to effect only one registration pursuant to this Section 3.2; provided that, in the event that the Company fails to obtain the consent required under Section 3.2(a) of the 1999 IRA within 180 days of the date hereof, the Investor shall have the right to request, and Company shall be obligated to effect, two registrations pursuant to this Section 3.2, in each case subject to the provisions of this Section 3.2.

                  (d) The rights granted by Sections 3.2(a)(i) and (ii) expire June 12, 2008.

         3.3 Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective, and, upon the request of Investor, keep such Registration Statement effective for up to ninety (90) days.

                  (b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

                  (c) Furnish to Investor such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by Investor.

                  (d) Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws as shall be reasonably requested by Investor, provided that the Company shall not be required (i) qualify to do business in any jurisdiction,
(ii) subject itself to general taxation in such jurisdiction, (iii) provide any undertakings that cause more than nominal expense or burden to the Company, or
(iv) make any change to its certificate of incorporation or bylaws.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Investor shall also enter into and perform his obligations under such an agreement.

                  (f) Notify Investor at any time when a prospectus is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to Investor as it may reasonably request.

                  (g) In the case of an underwritten public offering, furnish, at the request of Investor, on the date that such Registrable Securities are delivered to the underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

                  (h) The Company shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities, and shall provide CUSIP numbers for the Registrable Securities, not later than the effective date of the Registration Statement.

         3.4 Obligations of Investor. In connection with the registration of Registrable Securities, Investor shall:

                  (a) Furnish to the Company such information regarding Investor, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

                  (b) Cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder.

                  (c) In the event Investor determines to engage the services of an underwriter or in the event of a registration pursuant to Section 3.1(a) where the Company has selected underwriters and determines that the Registrable Securities shall be included in the securities being offered by the underwriters, enter into and perform Investor's obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities.

                  (d) Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.3(f), immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.3(f) and, if so directed by the Company, Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

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                  (e) Investor may not participate in any underwritten
registration hereunder unless Investor (i) agrees to sell Registrable Securities on the basis provided in any underwriting arrangements under Section 3.4(c),
(ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) agrees to pay Investor's pro rata share of all underwriting discounts and commissions.

         3.5 Expenses of Registration. All expenses, incurred in connection with registrations, filings or qualifications pursuant to this Agreement, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company shall be borne by Company. Investor shall bear the cost of any underwriters' or brokers' commissions and fees, and fees and disbursements of Investor and its own legal costs, unless the Company shall, as provided in Section 3.5 of the 1999 IRA, have permitted a single firm of counsel, designated by the 1999 Investors, to represent such investors in connection with a registration under the 1999 IRA in which the Investor is participating or a registration under this agreement in which the 1999 Investors are participating, in which case the Investor may utilize the services of such firm under the conditions applicable to all participating 1999 Investors.

         3.6 Delay of Registration. Investor shall not have a right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

         3.7 Indemnification.

                  (a) The Company agrees to indemnify and hold harmless Investor, its affiliates and each of their respective officers, directors, stockholders and agents, against any losses, claims, damages or liabilities to which Investor, its affiliates and each of their respective officers, directors, stockholders and agents may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, or (ii) the omission or alleged omission to state therein a material fact required to be stated in such a Registration Statement or necessary to make the statements therein not misleading, and will reimburse Investor for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by Investor or any underwriter for Investor specifically for use in the preparation thereof. This indemnity will be in addition to any liability which the Company may otherwise have.

                  (b) Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed a Registration Statement and each Person, if any, who controls the Company, against any losses, claims, damages or liabilities to which the Company or any such director, officer, or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that Investor will be liable in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission has been made in such Registration Statement in reliance upon and in conformity with written information furnished by Investor specifically for use in the preparation thereof; and provided further that indemnification by Investor under this Section 3.7 shall be limited in amount to its share of the proceeds of the offering. This indemnity will be in addition to any liability which Investor may otherwise have.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 3.7, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing. No indemnification provided for in Section 3.7(a) or (b) shall be available to any party who shall fail to give notice as provided in this Section 3.7(c) if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, but the failure to give such notice shall not relieve the indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution under Section 3.7(d) hereof or otherwise than on account of the provisions of Section 3.7(a) or (b). In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party to defend the indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as

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incurred the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed to assume the defense of such proceeding or shall have failed to retain counsel reasonably satisfactory to the indemnified party, or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, under applicable rules of professional conduct, would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (and appropriate local counsel) for all such indemnified parties. Such firm shall be designated in writing by indemnified parties holding a majority of the Registrable Securities included in the proceeding in the case of parties indemnified pursuant to Section 3.7(a) and by the Company in the case of parties indemnified pursuant to Section 3.7(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

                  (d) If the indemnification provided for in this Section 3.7 is unavailable (other than by reason of the exception contained in the second sentence of Section 3.7(c) hereof) to or insufficient to hold harmless an indemnified party under Section 3.7(a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Investor on the other from the offering of the Registrable Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 3.7(c), then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and Investor, on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and Investor on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company or Investor bears to the total net proceeds from the offering, in each case as set forth in the Registration Statement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Investor on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company further agrees that, in connection with any underwritten public offering, it also will enter into customary contribution arrangements with Investor selling Registrable Securities pursuant thereto and the underwriters or broker-dealers through whom the Registrable Securities may be sold, with respect to situations in which indemnification is potentially unavailable.

                  The Company and Investor agree that it would not be just and equitable if contributions pursuant to this Section 3.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 3.7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 3.7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), (i) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation, and (ii) contribution from Investor under this Section 3.7 shall be limited in amount to its share of the proceeds of the offering.

                  (e) In any proceeding relating to the Registration Statement, each party against whom contribution may sought under this Section 3.7 hereby consents to the jurisdiction of any court having jurisdiction over any other contributing party, agrees that processing issuing from such court may be served upon him or it by any other contributing party and consents to the service of such process and agrees that any other contributing party may join him or it as an additional defendant in any such proceeding in which such other contributing party is a party.

         3.8 Limitation on Subsequent Registration Rights. After the date hereof, the Company shall not, without Investor's prior written consent, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to the rights granted to Investor hereunder.

         3.9 Rule 144 Reporting. With a view to making available to Investor the benefits of certain rules and regulations of the SEC which may permit the sale of Registrable Securities to the public without registration, the Company agrees to use its best efforts, until the Rule 144(k) period has passed, to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

                  (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

                  (c) So long as Investor owns any Registrable Securities, furnish to Investor forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 under the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

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                                   ARTICLE IV
                                TAG ALONG RIGHTS

         4.1 General. In the event a Management Shareholder shall desire to sell any shares of Common Stock to a Proposed Buyer, he may do so only if he complies with the provisions of this Article 4, except that this Article 4 shall not apply to (i) a sale by a Management Shareholder of his shares in a registered public offering or (ii) a transfer by a Management Shareholder to Members of the Immediate Family of the Management Shareholder, to another Management Shareholder or to a trust of which the Management Shareholder, individually or together with one or more Members of the Immediate Family of the Management Shareholder, are the sole trustees; provided, however, that any transferee under clause (ii), above shall be subject to the terms of this Agreement as though he or it were a Management Shareholder, but only to the extent of the shares so transferred.

         4.2 Offer. A Tag-Along Notice shall be delivered by the Selling Shareholder to Investor at least 30 days prior to the date of any Proposed Sale. The Tag-Along Notice shall include:

                  (a) A copy of a bona fide offer from the Proposed Buyer, which shall set forth the complete terms of the Proposed Sale, including the number of Shares proposed to be purchased, the purchase price, the name and address of the Proposed Buyer and the other principal terms of the Proposed Sale.

                  (b) Subject to the consent of the 1999 Investors, an offer by the Selling Shareholder to include in the Proposed Sale to the Proposed Buyer, at Investor's option, that number of Registrable Securities as is determined in accordance with Section 4.3, on the same terms and conditions as the Selling Shareholder shall sell his Shares; and

                  (c) An agreement from the Proposed Buyer to purchase such number of the of Registrable Securities as shall be includable in such Proposed Sale pursuant to Section 4.3.

         4.3 Time and Manner of Exercise. If Investor desires to accept the offer contained in the Tag-Along Notice, Investor shall notify the Selling Shareholder in writing within 20 days after receipt of the Tag-Along Notice. If Investor has not accepted such offer in writing, Investor shall be deemed to have waived all of its rights with respect to the Proposed Sale. Any acceptance by Investor of the offer contained in the Tag-Along Notice shall be irrevocable except as hereinafter provided.

         4.4 Time and Manner of Closing. Investor shall take such actions and execute such documents and instruments as shall be reasonably necessary in order to consummate the Proposed Sale expeditiously on the same terms as the Selling Shareholder. If at the end of 90 days following the date on which the Tag-Along Notice was given the Selling Shareholder has not completed the Proposed Sale in accordance with the terms hereof, Investor shall be released from its obligations hereunder. At the closing of any sale under this Section 4.4, Investor shall deliver certificates representing the Registrable Securities to be sold by Investor, duly endorsed for transfer and (if requested in writing by the Proposed Buyer) with signature guaranteed, and with any stock transfer tax stamps affixed, against delivery of the applicable purchase price. Any shares sold to the Proposed Buyer in accordance with this Section 4.4 shall no longer be subject to this Agreement.

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                                    ARTICLE V
                             RIGHT OF FIRST REFUSAL

         5.1 Right of First Refusal. Until the consummation of a Qualified Public Offering, the Company shall not issue or sell any Offered Shares without first providing Investor the right to subscribe for its Proportionate Percentage of the Offered Shares at a price and on such other terms which are at least as favorable as the Company shall have offered or proposes to offer and which the Company shall have specified in a notice delivered to Investor (the "Proposal"). The Proposal by its terms shall remain open and irrevocable for a period of 30 days from the date it is delivered by the Company to Investor (the "Exercise Period").

         5.2 Notice. Notice of the intention of Investor to accept the Proposal shall be evidenced by a writing signed by Investor and delivered to the Company prior to the end of the Exercise Period (the "Notice of Purchase") setting forth that portion of the Offered Shares Investor elects to purchase (the "Accepted Shares").

         5.3 Full Acceptance. In the event that Investor elects to purchase all of the Offered Shares, the Company shall sell to Investor the number of Accepted Shares set forth in the Notices of Purchase.

         5.4 Partial Acceptance. In the event that Investor elects not to purchase all of the Offered Shares, the Company shall sell to Investor the number of Accepted Shares, if any, set forth in the Notice of Purchase.

         5.5 Sale of Shares. No later than 30 days after the expiration of the Exercise Period, the Company shall deliver to Investor a notice indicating the number of Offered Shares which the Company shall sell to Investor pursuant to this Article 5 and the terms and conditions of such sale, which shall be in all respects (including, without limitation, unit price and interest rates) the same as specified in the Proposal. The sale to such holders of such Offered Shares shall take place not later than 10 days after receipt of such notice.

         Any sale of Offered Shares that were not selected for purchase by Investor as provided above shall take place not later than 90 days after the expiration of the Exercise Period. Such sale shall be upon terms and conditions in all respects (including, without limitation, unit price and interest rates) which are not less favorable to the Company than those set forth in the Proposal. Any refused Offered Shares not purchased as contemplated by the Proposal within the 90-day period specified above shall remain subject to this
Article 5.

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

         5.6 Exclusion of Certain Shares. Offered Shares shall not include (i) shares of Common Stock issuable pursuant to plans, options, warrants or rights outstanding on the date hereof or contemplated by this Agreement or the Memorandum, (ii) shares of capital stock issued pursuant to an effective Registration Statement, (ii) shares of capital stock issued in connection with the acquisition by the Company of another corporation or other entity by merger, purchase of all or substantially all of the assets or otherwise, or (iv) shares of capital stock issued other than for cash in connection with a strategic business transaction.

         5.7 Waiver. Investor hereby waives its rights under this Article 5 in connection with the offering by the Company of up to an aggregate of 200,000 shares of Series A Preferred Stock, Common Stock or warrants, or any combination thereof, within ninety (90) days of the date of this Agreement on terms substantially similar to (including, without limitation, at a per share purchase price not less than) the securities purchased pursuant to the Purchase Agreement.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                                 BY THE COMPANY

         The Company represents and warrants to Investor that, as of the date hereof:

         6.1 Due Incorporation and Qualification. The Company has been duly incorporated, chartered or organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has full corporate or other power and authority to own or lease, as the case may be, its properties and to conduct its business as described in the Memorandum. The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

         6.2 Authorization and Validity of Agreements. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Purchase Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Investor, constitutes the legal, valid and binding and enforceable instrument of the Company (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity).

         6.3 No Conflict. Neither the execution and delivery of this Agreement or the Purchase Agreement nor the consummation of the transactions contemplated hereby, thereby or in the Memorandum nor the fulfillment of the terms hereof and thereof will (i) conflict with or result in a violation of the charter or bylaws of the Company or (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect, conflict with or result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (A) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or by which it is or may be bound or to which any of its assets may be subject or
(B) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or the Bank of any governmental or regulatory authority.

                                   ARTICLE VII
                                     GENERAL

         7.1 Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered to each of the parties at their respective addresses as set forth on the signature page hereto.

                  Any party to this Agreement may at any time change the address to which notice to such party shall be delivered by giving notice of such change to the other party and such notice shall be deemed given when received by the other party. Notices shall be deemed effectively given when personally delivered or sent to the recipient at the address set forth above by telex or facsimile transmission, one business day after having been delivered to a receipted, nationally recognized courier, properly addressed, or five business days after having been deposited into the United States mail, postage prepaid, provided, that any notice to any party outside of the United States shall be sent by telecopy and confirmed by overnight or two-day courier.

         7.2 Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, only upon the prior written consent of the Company and Investor.

         7.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. The Company shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of Investor.

         7.4 Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all of the other provisions hereof continuing in full force and effect.

         7.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings, whether written or oral.

         7.6 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

         7.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         7.8 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware.



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

         IN WITNESS WHEREOF, the parties hereof have caused this Investor Rights Agreement to be executed on their behalf on the date first above written.




                                       THE BANCORP.COM, INC.


                                       By: /s/ Martin F. Egan
                                           -------------------------------------
                                           Name:  Martin F. Egan
                                           Title: Chief Financial Officer

                                           Address: 405 Silverside Road
                                                    Wilmington, DE 19809
                                           Attention: Martin F. Egan
                                           Fax Number: (302) 385-5117


                                       COMMERCE BANCORP, INC.


                                       By: /s/ Phillip Fox
                                           -------------------------------------
                                           Name:  Phillip Fox
                                           Title: Senior Vice President

                                           Address: 1701 Route 70 East
                                                    Cherry Hill, NJ 08034-5400
                                           Fax Number: 856.424.8599








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